Exhibit 10.31

FORM OF EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT COVENANTS AGREEMENT (the “Agreement”) is made this      day of                 , 201    , (the “Effective Date”), between EndoChoice, Inc. (which together with its subsidiaries, its parent company, ECPM Holdings, LLC, and all ECPM Holdings, LLC direct and indirect subsidiaries, is hereinafter referred to as the “Company”) and                      (“You” or “Your”)(collectively, the “Parties”).1 For and in consideration of the Company’s agreement to employ or continue to employ You, and in consideration of the Company’s agreement to provide you with training and Confidential Information, You agree to the following terms:

1. Acknowledgments. You acknowledge and agree that:

(a)	Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning Employees, Customers, and Prospective Customers of the Company;

(b)	the Trade Secrets and Confidential Information, and the relationship between the Company and its Employees, Customers, and Prospective Customers, are valuable assets of the Company which may not be used for any purpose other than the Company’s Business;

(c)	the names of Customers and Prospective Customers are considered Confidential Information of the Business which constitutes valuable, special, and unique property of the Company;

(d)	Customer and Prospective Customer lists, and Customer and Prospective Customer information, which have been compiled by the Company represents a material investment of the Company’s time and money;

(e)	the Company will invest its time and money in the development of Your skills in the Business; and

[1]	Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” set forth in Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

(f)	the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 2 – 7 below, are reasonable and necessary to protect the legitimate business interests of the Company, and they will not unfairly impair or infringe upon Your right to work or earn a living when Your employment with the Company ends.

2. Trade Secrets and Confidential Information.

(a)	You represent and warrant that:

(i)	You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, and

(ii)	You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

(iii)	You will indemnify and hold harmless the Company from any claim, lawsuit, charge, or other allegation arising from any default or breach of the representations and warranties You made in subparagraphs 2(a)(i) and 2(a)(ii) above.

(b)	You shall not:

(i)	use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company;

(ii)	during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or

(iii)	upon the termination of Your employment for any reason, (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent.

(c)	The obligations under section 2(b), above, shall:

(i)	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

(ii)	with regard to the Confidential Information, remain in effect so long as the information at issue retains its confidential status and is not generally known or available to the public or the Company’s competitors.

(d)	The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

3. Non-Disclosure of Customer or Prospective Customer Information. In addition to the obligations discussed above in paragraph 2, during the Restricted Period, You shall not, except as authorized by the Company, divulge, use or make accessible to any person or entity (i) the names of Customers or Prospective Customers, or (ii) any information contained in Customers’ or Prospective Customers’ accounts.

4. Non-Solicitation of Customers. During the Restricted Period, You shall not, directly or indirectly, solicit, contact, or call upon any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section apply only to Customers with whom You had material contact during the term of Your employment. Nothing in this Section shall be construed to prohibit You from soliciting any Customer of the Company for the purpose of selling or providing any products or services that are not competitive with the Business.

5. Non-Solicitation of Prospective Customers. During the Restricted Period, You shall not, directly or indirectly, solicit, contact, or call upon any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section apply only to Prospective Customers with whom You had material contact during the last year of Your employment with the Company (or during Your employment if employed less than a year). Nothing in this Section shall be construed to prohibit You from soliciting any Prospective Customer of the Company for the purpose of selling or providing any products or services that are not competitive with the Business.

6. Non-Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this Section shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.

7. Non-Competition. By reason of the character and nature of the Company’s Business, in order to protect the Company’s legitimate business interests, You agree not to engage in certain specified competitive activities. Therefore, at all times during the term of Your employment with the Company, You will not engage in any activity that is competitive with the Business of the Company. Further, throughout the Restricted Period, You will not, directly or indirectly, within the Territory (as defined below), (a) for yourself, (b) as a consultant, manager, supervisor, employee or owner of a Competing Business (as defined below), or (c) as an independent contractor for a Competing Business, engage in any business in which You provide services which are the same as or substantially similar to the services that you provided to the Company within the 2 years prior to Your termination.

Finally, You agree that, during the Restricted Period, You will not serve as a consultant, manager, supervisor, employee or as an independent contractor for any of the companies specifically identified in Exhibit “B” hereto, regardless of geographic location, in any capacity where You engage in business in which You provide services which are the same as or substantially similar to the services that You provided to the Company within the 2 years prior to Your termination.

8. Work Product. Your employment duties may include inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You hereby assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.

The Company shall have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

9. License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

10. Release. During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products or services. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.

11. Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner,

joint venturer, employee or independent contractor. If, during the Restricted Period, You work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, You shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Your job title, and a general description of the services You will provide.

12. Injunctive Relief. If You breach any portion of this Agreement, You agree that:

(a)	the Company would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

(c)	if the Company seeks injunctive relief to enforce this Agreement, You shall waive and shall not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.

Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

13. Independent Enforcement. Each of the covenants set forth in Sections 2 – 7 of this Agreement shall be construed as an agreement independent of (i) each of the other covenants set forth in Sections 2 – 7, (ii) any other agreements, or (iii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Sections 2 – 7 of this Agreement. The Company shall not be barred from enforcing any of the covenants set forth in Sections 2 – 7 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

14. At-will Employment. This Agreement does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or notice.

15. Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

16. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

17. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

18. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

19. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

20. Entire Agreement. This Agreement, including Exhibit A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

21. Amendment. As a condition of employment and a material term under this Agreement, You agree that, at any time during your employment, You shall sign an amendment to this Agreement which would modify the Restrictive Covenants in Sections 2 – 7 of the Agreement (the “Amendment”) based on changes to Your duties or changes in the law regarding restrictive covenants. You agree that You shall not be entitled to any additional consideration to execute the Amendment. You agree that Your refusal to sign any such Amendment shall constitute a material breach of this Agreement. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.

22. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.

23. Consent to Jurisdiction and Venue. You agree that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

24. Return of Company Property/Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

25. Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

26. Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

EndoChoice, Inc.
Employee Signature

By:
Name:	Brit Young	Print Name of Employee
Title:	General Counsel
Address:	11810 Wills Road	Employee’s Address:
Alpharetta, GA 30009

EXHIBIT A

DEFINITIONS

A.	“Business” means the business of sales, marketing, supply and/or distribution of products (including without limitation medical devices, equipment, supplies, specialty products, and/or related repair parts) and/or services (including without limitation pathology services and/or services related to scope and instrument repair) for use in the fields of gastroenterology and gastrointestinal surgical endoscopy.

B.	“Competing Business” shall mean any person, business or entity who or which sells, markets or distributes products and/or sells, furnishes or provides services substantially the same as those sold, marketed, distributed, furnished or supplied by the Company during the last year of Your employment, and shall also be defined to be comprised of those companies specifically identified in Exhibit “B” which are companies who engage in competition with the Company by selling or marketing products competitive with those sold or under development by the Company, and including all divisions and subsidiaries of such companies which may be competitive with the business of the Company. You agree that the Company may amend the definition of “Competing Business” from and after the date hereof to reflect any additions or reductions in the companies reflected on Exhibit “B” who engage in competition with the Company. The parties further acknowledge and agree that the list of companies on Exhibit “B” is not an exclusive list of the Company’s competitors, and that the definition of “Competing Business” is not restricted to said list.

C.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) inventions, ideas, designs, computer programs, algorithms, trade secrets, developmental or experimental works, processes, techniques, improvements, know-how, data, technical and financial information, (ii) future or current business plans and strategies, (iii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, vendors, distributors, distributor networks, customers, or any third party, including, but not limited to, customer lists, supplier lists, distributor lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

D.	“Customer” means any person or entity to whom the Company has sold its products or services and, due to the nature of the Company’s business operations, shall be deemed to include suppliers and distributors.

E.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).

F.	“Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.

G.	“Material Interaction” means any interaction with an Employee which relates or related, directly or indirectly, to the performance of Your duties or the Employee’s duties for the Company.

H.	“Prospective Customer” means any person or entity to whom the Company has solicited to sell its products or services and, due to the nature of the Company’s business operations, shall be deemed to include suppliers and distributors.

I.	“Restricted Period” means the time period during Your employment with the Company, and for twelve (12) months after Your employment with the Company ends, regardless of reason.

J.	“Territory” means: the geographical area within a seventy-five (75) mile radius of any area where any operations performed, supervised, or assisted in by You within twelve (12) calendar months prior to termination of employment were conducted and any area where customers or actively sought prospective customers of the Company with whom You had material contact within twelve (12) calendar months prior to termination of employment are present. If you are a sales representative of the Company, your Territory shall include, without limitation, the sales territory assigned to you by the Company during your employment with the Company.

K.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

L.	“Work Product” means:

(i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, or

(ii) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (a) is created within the scope of Your employment, (b) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (c) has been or will be paid for by the Company, or (d) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.

EXHIBIT B

Competing Businesses

1.	Boston Scientific Corporation

2.	Olympus Corporation of the Americas, Inc.

3.	Pentax Medical Company

4.	Fujinon Endoscopy

5.	Karl Storz

6.	Steris (including US Endoscopy)

7.	GI Pathology

8.	Quest Diagnostics/Ameripath

9.	LabCorp/Dianon

10.	Kimberly-Clark Corporation

11.	Medi-Globe Corporation

12.	Merit Medical Systems, Inc.

13.	Medline

14.	Mauna Kea (CellVizio)